Exhibit 99.1

Banc of California Declares Quarterly Preferred Stock Dividends

IRVINE, Calif., (February 16, 2016) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly dividend of $0.50 per depository share on the Company’s 8.00% Series C Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on March 15, 2016 to holders of record as of March 1, 2016. The Series C depositary shares are traded on the New York Stock Exchange under the “BANC PRC” symbol.

The Board of Directors also declared a quarterly dividend of $0.460938 per depository share on the Company’s 7.375% Series D Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on March 15, 2016 to holders of record as of March 1, 2016. The Series D depositary shares are traded on the New York Stock Exchange under the “BANC PRD” symbol.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave.  •  Suite 1100  •  Irvine, CA 92612  •  (949) 236-5250  •  www.bancofcal.com